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CUSIP NO. 04268Q-101
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ____________)*



                                Aros Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   04268Q-101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 21, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)


        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 04268Q-101
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
-------------------------------------------------------------------------------------------------------------
        1        Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
                 (Entities Only)

                 Gerald E. Bisbee, Jr., Ph.D.
-------------------------------------------------------------------------------------------------------------
        2        Check the Appropriate Box if a Member of a Group               (a) [X]
                 (See Instructions)                                             (b) [ ]


-------------------------------------------------------------------------------------------------------------
        3        SEC Use Only


-------------------------------------------------------------------------------------------------------------
        4        Citizenship or Place of Organization

                 United States
-------------------------------------------------------------------------------------------------------------
     Number of   5       Sole Voting Power
      Shares
   Beneficially          3,651,890
  Owned by Each
    Reporting
   Person With   --------------------------------------------------------------------------------------------
                 6       Shared Voting Power

                         0
                 --------------------------------------------------------------------------------------------
                 7       Sole Dispositive Power

                         3,651,890

                 --------------------------------------------------------------------------------------------
                 8       Shared Dispositive Power

                         0




-------------------------------------------------------------------------------------------------------------
         9       Aggregate Amount Beneficially Owned by Each Reporting Person

                 3,606,567

-------------------------------------------------------------------------------------------------------------
        10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See
                 Instructions)

                 Not applicable.

-------------------------------------------------------------------------------------------------------------
        11       Percent of Class Represented by Amount in Row (9)


                 16.2%
-------------------------------------------------------------------------------------------------------------
        12       Type of Reporting Person (See Instructions)

                 IN
-------------------------------------------------------------------------------------------------------------



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CUSIP NO. 04268Q-101
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Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a).      NAME OF ISSUER:

                Aros Corporation

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                1290 Bay Dale Drive, PMB 351, Arnold, Maryland 21012

ITEM 2(a).      NAMES OF PERSONS FILING:

                Gerald E. Bisbee, Jr., Ph.D.

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                110 Wellesley Drive, New Canaan, Connecticut 06840

ITEM 2(c).      CITIZENSHIP:

                United States

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                Common Stock

ITEM 2(e).      CUSIP NUMBER:

                04268Q-101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                Not applicable.

ITEM 4.         OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                        (a)     Amount beneficially owned: 3,651,890

                        (b)     Percent of class: 16.2%

                        (c)     Number of shares as to which the person has:

                                (i)     Sole power to vote or to direct the
                                        vote: 3,651,890

                                (ii)    Shared power to vote or to direct the
                                        vote: 0

                                (iii) Sole power to dispose or to direct the disposition of: 3,651,890

                                (iv) Shared power to dispose or to direct the disposition of: 0



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CUSIP NO. 04268Q-101
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ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable.

ITEM 10.        CERTIFICATIONS.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP NO. 04268Q-101
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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 5, 2002




                                        /s/ Gerald E. Bisbee, Jr.
                                        ----------------------------------------
                                        Gerald E. Bisbee, Jr.






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